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Contact:  PHILLIP D. KRAMER
          Executive Vice President and CFO
          (713) 654-1414 OR (800) 934-6083


FOR IMMEDIATE RELEASE

                Plains Resources Announces Strategic Transaction

                      James C. Flores Named Chairman & CEO

           To Achieve Deconsolidation of Plains All American Pipeline

           Simplify Capital Structure and Reduce Share Capitalization

     (Houston - May 9, 2001) Plains Resources Inc. (AMEX:PLX) today announced that it has reached a definitive agreement to sell a portion of its interest in Plains All American Pipeline, L.P. (NYSE:PAA) to an investor group for approximately $149.3 million.

     The assets sold in the transaction include 50%, or approximately 5.0 million, of the subordinated units of Plains All American Pipeline, L.P. ("PAA") and an aggregate 52% ownership interest in the general partner of PAA. The investor group includes Kayne Anderson Capital Advisors, EnCap Investments, James C. Flores and management of PAA. The consideration to be received by Plains Resources Inc. (the "Company") through its 100% ownership in Plains All American Inc., the current general partner of PAA, consists of approximately $104.0 million cash and approximately 23,108 shares of the Company's Series F preferred stock held by Kayne Anderson and EnCap. The Series F preferred shares to be retired are convertible into approximately 1.9 million shares of Plains Resources' common stock having an imputed value (based on the May 7, 2001, closing price of $23.75 and including accrued dividends) of approximately $45.2 million. As a result of this transaction, Plains Resources' effective ownership in PAA will be reduced from 54% to 39%. In addition, Plains Resources has agreed to make available to certain of the purchasers up to an incremental 4% aggregate ownership interest in the general partner of PAA on identical terms.

     Simultaneously with the execution of the definitive agreement, the Board of Directors of Plains Resources named James C. Flores as Chairman and Chief Executive Officer of the Company. Greg Armstrong, previously Chief Executive Officer of both Plains Resources and Plains All American, will remain as Chairman and Chief Executive Officer of PAA. Mr. Armstrong will devote his full attention to the growth and continued success of PAA.

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     Mr. Armstrong said, "Upon the closing of this transaction, Plains Resources will achieve the two primary objectives of its strategic restructuring process, namely to (i) increase the value-creating ability of both its upstream and midstream segments and (ii) demonstrate and thereby unlock the existing value in the Company for the benefit of the Company's shareholders. The creation of two distinct, driven and entrepreneurial management teams will allow for the aggressive execution of the business plans of both entities. This transaction will greatly simplify the corporate structure and capital structure of Plains Resources, while substantially improving its liquidity and financial strength. Upon closing, Plains Resources will no longer consolidate the balance sheet and income statement of PAA, but will account for its remaining minority investment under the equity method. As a result of this transaction, the intrinsic value of the Company's remaining midstream investment and the value of its upstream assets and operations will become more apparent to the financial community." Armstrong noted that due to the significant amount of tax assets residing in the Plains Resources organization, the Company should realize substantially all of the $104.0 million cash proceeds on an after-tax basis.

     Mr. Flores commented, "I am honored to be elected as Chairman and CEO of Plains Resources. The Company's 239 million-barrel reserve base, with its inherent organic growth profile and strong capital structure, provides an excellent platform on which to accelerate growth in shareholder value. Additionally, the Company's significant interest in Plains All American and in the ability of its Chairman and CEO Greg Armstrong and his team to continue to create value in the midstream through the master limited partnership vehicle, is a unique and important growth asset.

     "The sale achieves deconsolidation of PAA and significantly strengthens the financial position of PLX. The Company's financial strength and its secure free cash flow provides Plains Resources substantial flexibility to aggressively pursue growth opportunities for the next several years. Following the transaction, the Company will have no bank debt, $275.0 million of subordinated debt and cash of approximately $67.0 million. This strong balance sheet will allow for external growth when attractive opportunities arise or the repurchase of additional shares of the Company's common stock. The formation of the new PLX management team and the integration of the existing PLX officers and staff is already underway, and I look forward to pursuing future opportunities for Plains."

     Mr. Flores added, "In order to demonstrate my commitment to the creation of shareholder value and to further align my interests with those of the Plains Resources shareholders, I have personally agreed to purchase one million shares of Plains Resources' common stock. The shares will be purchased from Kayne Anderson, thereby avoiding dilution to the shareholders."

     Flores noted that the present value of Plains Resources' oil and gas reserves at December 31, 2000, totaled $1.35 billion, while the implied value of the Company's retained minority investment in PAA is approximately $343.0 million. After giving effect to the net proceeds received from this transaction, Plains Resources' net debt at March 31, 2001, totaled approximately $212.0 million. As of the same date, the Company had 26.2 million fully diluted shares outstanding, after giving effect to retirement of the Series F preferred shares to be tendered in the transaction and the conversion of the majority of the Series F and Series H preferred shares in connection with the transaction.


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     The Company also announced that its Board of Directors had increased the amount authorized under its common share repurchase program to three million shares. Through May 8, 2001, the Company has acquired a total of approximately
1.6 million shares for a total consideration of $30.6 million, or an average price of $18.71 per share.

     Commenting jointly, Bob Sinnott, Managing Partner of Kayne Anderson, and Robert L. Zorich, Managing Director of Encap Investments LLC, said, "As representatives of the two largest shareholders of Plains Resources, we are delighted to have the opportunity to back two of the most dynamic and successful CEO's in the energy industry in Greg Armstrong and Jim Flores. We believe the combination of Jim and his team driving growth in the upstream and Greg and his team driving growth in the midstream will yield substantial rewards for the stakeholders of Plains Resources and Plains All American. This transaction is yet another example of Plains Resources' management delivering on its promise to optimize the value of the Company for its shareholders."

TERMS OF THE AGREEMENT

     Under the terms of the agreement, the investor group will acquire from Plains Resources (i) an aggregate 52% ownership stake in the 2% general partner interest and incentive distribution rights of Plains All American Pipeline, L.P. for approximately $39.0 million and (ii) 5.0 million subordinated units in Plains All American Pipeline, L.P. for approximately $110.0 million, or $22.00 per subordinated unit. Plains All American's partnership agreement provides that, if certain financial tests are met, the subordinated units (including those retained by Plains Resources) will convert into common units on a one-for-one basis commencing in 2003.

     In exchange for the significant value received for the subordinated units (which are subordinated in right to distributions from the Partnership and are not publicly traded) relative to the current market price of the publicly traded common units, Plains Resources has entered into a Value Assurance Agreement with the purchasers of the subordinated units other than the management group. The Value Assurance Agreement provides that Plains Resources will pay to the holders of the subordinated units an amount per fiscal year, payable on a quarterly basis, equal to the difference between $1.85 per unit and the actual amount distributed during that period. The Value Assurance Agreement will expire upon the earlier of (a) the conversion of the subordinated units to common units or
(b) five years from the closing of the transaction. The Partnership recently announced a quarterly distribution, payable May 15, 2001, of $0.475 per unit ($1.90 annualized).

     Closing for the transaction is scheduled to occur in 30 days and is subject to customary conditions, including consent by the bank lenders of PAA.

     Upon closing of the transaction, Kayne Anderson and EnCap have agreed to convert the approximately 118,446 shares of Plains Resources' Series H preferred stock they currently hold into approximately 3.9 million Plains Resources common shares. These shares represent approximately 70% of the total Series H preferred stock outstanding. Under the terms of the Series H preferred stock, the remaining 51,125 outstanding shares will automatically convert to approximately
1.7 million common shares on September 30, 2001. The Series H preferred stock, which has a liquidation value of approximately $84.8 million and is convertible at $15.00 per share, bears no dividend and has no mandatory redemption obligation.

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     Also, in exchange for a one-time cash payment of approximately $1.7 million from Plains Resources, EnCap has agreed to convert the approximately 18,392 shares of Plains Resources' Series F preferred stock it holds (after taking into account the Series F shares to be tendered as consideration for the transaction) into approximately 1.5 million Plains Resources common shares. The $1.7 million payment represents a 20% premium to the amount of dividends that would accrue on the Series F preferred stock between the closing of this transaction and the first date the Company could potentially cause conversion. These shares, combined with the Series F shares to be tendered by Kayne Anderson and EnCap as consideration for this transaction, represent approximately 83% of the total Series F preferred stock outstanding. Under the terms of the Series F preferred stock, the remaining 8,500 outstanding shares can become eligible for conversion to approximately 694,000 common shares as early as March 14, 2002. The Series F preferred stock, which has a liquidation value of $50.0 million and is convertible at $12.25 per share, bears a dividend of 10% per annum.

     Petrie Parkman & Co. is serving as financial advisor to Plains Resources and has rendered its opinion to the Company's Board of Directors with respect to the fairness, from a financial point of view, of the transaction to the Company.

ACCOUNTING IMPACTS OF THE TRANSACTION

     As a result of the transaction, Plains Resources will be affected in the following ways from an accounting standpoint:

     . As a result of the partial sale of its investment in PAA, the Company will realize a pre-tax gain of approximately $118.0 million. After adjusting for taxes and the after-tax impact of transition payments, accelerated vesting of certain options and related transaction expenses, the net after-tax gain to the Company should approximate $74.0 million.

     . In connection with the induced conversion of the Series F preferred stock held by EnCap and the tender of the Series F preferred stock held by Kayne Anderson and EnCap in connection with this transaction, the Company will incur a charge to stockholders' equity of approximately $22.0 million.

     . Going forward, Plains Resources' minority investment in PAA will be accounted for using the equity method of accounting. Under the equity method, the Company will no longer consolidate the assets, liabilities and operating activities of PAA, but will instead record its proportionate share of the Partnership's net income.

     . Upon closing of this transaction, the book value of Plains Resources' remaining minority investment in PAA will be approximately $23.0 million. As described below, the implied market value of its retained minority investment is approximately $343.0 million, approximately $320.0 million greater than its book value.

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PLAINS RESOURCES' PRO FORMA CAPITALIZATION


Plains Resources Inc. Pro Forma Capitalization

                                                          As of March 31, 2001
                                                       -------------------------
                                                          Actual     Pro Forma
                                                       ----------   ------------
Bank Debt, Net of Cash (1)                              $ 31,554     $(67,244)
Bank Debt of a Subsidiary                                316,550            -
Subordinated Debt                                        277,449      277,449
Other Long-Term Debt                                       1,533        1,533
                                                        --------     --------
   Total Debt                                            627,086      211,738
                                                        --------     --------
Minority Interest                                        159,838            -
                                                        --------     --------
Series F Cumulative Convertible Preferred Stock,
  Stated at Liquidation Preference                        50,000        8,500
                                                        --------     --------
COMMON AND OTHER STOCKHOLDERS' EQUITY
Series D Cumulative Convertible Preferred Stock           23,300       23,300
Series H Cumulative Convertible Preferred Stock           84,785       25,562
Common Stock and other                                    39,965      172,952
                                                        --------     --------
   Total                                                 148,050      221,814
                                                        --------     --------
Total Capitalization                                    $984,974     $442,052
                                                        ========     ========

Credit Statistics
Net Debt/Total Capitalization                              63.67%       47.90%
Net Debt/EBITDA (2)                                         2.62         1.28
EBITDA/Interest (2)                                         4.19         7.17

Estimated Annual EBITDA (2)                               Actual    Pro Forma
  Upstream                                              $139,000     $139,000
  Midstream                                              100,000       26,000
                                                        --------     --------
                                                        $239,000     $165,000
                                                        ========     ========
Net interest                                            $ 57,000     $ 23,000
                                                        ========     ========

Fully Diluted Shares Outstanding (3)
Common Stock                                              17,461       22,938
Series F Preferred Stock                                   4,082          694
Series H Preferred Stock                                   5,652        1,704
Series D Preferred Stock                                     932          932
                                                        --------     --------
   Total                                                  28,127       26,267
                                                        ========     ========

---------------
1. Pro forma amount includes $9.1 million of cash attributable to first quarter distribution from PAA to PLX payable on May 15, 2001.
2.  Based on guidance provided on November 30, 2000, conference call.
3.  Excluding options and warrants.

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PLAINS RESOURCES' RETAINED INVESTMENT IN PLAINS ALL AMERICAN

     As a result of this transaction, Plains Resources' aggregate ownership in PAA will be reduced from 54% to 39% and will consist of: (i) a 48% ownership stake in the 2% general partner interest and incentive distribution rights, (ii) 50%, or approximately 5.0 million, of the subordinated units and (iii) approximately 8 million common units, which are traded on the New York Stock Exchange. The value of this remaining ownership stake that is implied by the terms of the sale transaction is $343.0 million and consists of $36.0 million for the 48% ownership stake in the 2% general partner interest and incentive distribution rights, $110.3 million for the subordinated units (at $22.00 per unit) and $196.7 million for the common units (assuming May 7, 2001, closing price of $24.59).

MANAGEMENT

     Including Mr. Flores, following is the senior management team for Plains
Resources:

          James C. Flores, Chairman and Chief Executive Officer
          Bill Egg, Executive Vice President (19 years)
          Jim Hester, Vice President (13 years)
          Cindy Feeback, Vice President, Accounting (13 years)
          Susie Peters, Vice President, Human Resources (17 years)

     Mr. Flores is expected to announce additions to the Plains Resources' management team over the next sixty days to fill the voids created by Plains Resources' executive management that became full-time members of PAA management team, as well as other positions that will enable the Company to achieve its growth and diversification objectives.

INVESTOR GROUP

     Kayne Anderson Capital Advisors is a Los Angeles-based registered investment advisor that was founded in 1984. It manages the assets of individuals, institutions and a series of private investment funds. Its largest fund, Kayne Anderson Energy Fund, LP, concentrates on investing in public and private oil and gas companies. Together with its affiliate, Kayne Anderson Rudnick Investment Management, Kayne Anderson manages over $6.5 billion in assets.

     EnCap Investments LLC is a Houston-based oil and gas institutional fund management firm that was founded in 1988. It manages more than $600 million in institutional oil and gas investment funds in the United States, as well as Energy Capital Investment Company, PLC, a publicly traded investment company in the United Kingdom. EnCap was acquired by El Paso Energy Corporation in 1999.

CONFERENCE CALL:

     The Company will host a conference call to discuss the transaction and related items on Wednesday, May 9, 2001. The call will begin at 10:00am (CDT) and will combine with the previously announced earnings conference call for PAA. To participate in the call, please call 1-800-360-9865 at approximately 9:55am
(CDT). No password or reservation number is required.

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Webcast Instructions:

  To access the Internet webcast, please go to the Company's website at www.plainsresources.com, choose "investor relations", then choose "conference calls". Following the live webcast, the call will be archived for a period of sixty (60) days on the Company's website.

TELEPHONIC REPLAY INSTRUCTIONS:

CALL 1-800-428-6051 and enter PIN # 185920

     The replay will be available beginning Wednesday, May 9, 2001, at approximately 1:00pm (CDT) and continue until midnight Monday, May 14, 2001.

     Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among other things, economic conditions, oil and gas price volatility, uncertainties inherent in the exploration for and development and production of oil and gas and in estimating reserves, availability (or lack thereof) of favorable acquisition or combination opportunities, successful integration and future performance of recently-acquired assets, regulatory changes and other factors discussed in Plains Resources' and Plains All American's reports filed with the Securities and Exchange Commission including their annual reports on Form 10-K for the period ended December 31, 2000.

     Plains Resources is an independent energy company engaged in the exploration, acquisition, development and exploitation of crude oil and natural gas. Through its ownership in PAA, the Company is engaged in the midstream activities of marketing, gathering, transportation, terminalling and storage of crude oil. The Company is headquartered in Houston, Texas.


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